EXHIBIT 99.1

Suburban Propane Partners, L.P. Extends Consent Date and Expiration Date and Modifies Terms of

Exchange Offers and Consent Solicitations in Connection with its Planned Acquisition of Inergy,

L.P.’s Retail Propane Operations

Whippany, New Jersey, June 15, 2012 — Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced that it and Suburban Energy Finance Corp. (collectively, “Suburban”) have extended the consent date (the “Consent Date”) and the expiration date (the “Expiration Date”), increased the coupon of the SPH Notes (defined below) and Cash Consent Payment (as defined below) and modified certain other terms for their previously announced offers to exchange (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”) in connection with certain outstanding notes of Inergy, L.P.

Following discussions with certain Inergy, L.P. noteholders, Suburban is now offering to exchange any and all of the outstanding 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 issued by Inergy, L.P. and Inergy Finance Corp. (collectively, the “Inergy Notes”), which have an aggregate principal amount outstanding of $1.2 billion, for a combination of $1.0 billion in aggregate principal amount of new unsecured 7  1/4 % Senior Notes due 2018 and 7  1/8% Senior Notes due 2021 (collectively, the “SPH Notes”), respectively, issued by Suburban and $200.0 million in cash. The revised terms of the SPH Notes reflect an increase in the interest rates on the SPH Notes of 0.25% as compared with the terms of the securities as previously offered. The revised terms of the SPH Notes also include certain covenant changes.

In addition, Suburban announced that it is now offering to pay an aggregate of $50.0 million in cash to holders of Inergy Notes, on a pro rata basis, who deliver a valid consent by the new Consent Date (the “Cash Consent Payment”). Assuming that consents are validly delivered (and accepted) for all $1.2 billion aggregate principal amount of the Inergy Notes, the Cash Consent Payment will be approximately $41.67 per $1,000 principal amount of Inergy Notes as to which a holder delivers a valid consent by the Consent Date. If consents are validly delivered (and accepted) for $1.0 billion of aggregate principal amount of the Inergy Notes, the Cash Consent Payment will be $50 per $1,000 principal amount of Inergy Notes as to which a holder delivers a valid consent by the Consent Date. Holders who have previously tendered Inergy Notes in the Exchange Offers, and delivered consents with respect thereto in the Consent Solicitations, will share pro rata in the increased Cash Consent Payment, subject to the terms and conditions of the Exchange Offers and Consent Solicitations. Suburban continues to reserve the right to lower the minimum tender condition requiring the tender of at least $1.0 billion aggregate principal amount of Inergy Notes.

The Consent Date has been extended to 5:00 p.m., New York City time, on June 21, 2012. The Expiration Date has been extended to 11:59 p.m., New York City time, on July 6, 2012, unless extended or terminated. As of 5:00 p.m., New York City time, on June 14, 2012, approximately 34% of the outstanding aggregate principal amount of Inergy Notes had been tendered.

Updated unaudited pro forma condensed combined financial information reflecting the modifications to the terms of the Exchange Offers and Consent Solicitations has been included as Exhibit 99.2 to the Partnership’s Current Report on Form 8-K filed on today’s date.

Suburban is making the Exchange Offers and Consent Solicitations in connection with, and conditioned upon, among other things, its consummation of the acquisition of Inergy, L.P.’s retail propane operations.

The SPH Notes have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws. The SPH Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell or exchange any securities.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

Forward-looking Statements

This press release contains certain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban Propane’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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